UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FMC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FMC Corporation

William G. Walter

Chairman, President and

Chief Executive Officer

March 20, 2009

Dear Stockholder:

It is my pleasure to invite you to attend the Company’s 2009 Annual Meeting of Stockholders. The meeting will be held on Tuesday, April 28, 2009, at 2:00 p.m. local time at the Top of the Tower, 1717 Arch Street, 50th Floor, Philadelphia, Pennsylvania. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

During the meeting, I will report to you on the Company’s earnings, results and other achievements during 2008 and on our outlook for 2009. We welcome this opportunity to have a dialogue with our stockholders and look forward to your comments and questions.

Your vote is important. Please vote your proxy promptly so your shares can be represented. Please see your proxy card for specific instructions on how to vote.

If you plan to attend the meeting, please send written notification to the Company’s Investor Relations Department, 1735 Market Street, Philadelphia, Pennsylvania 19103, so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. If your shares are held by a bank, broker or other intermediary and you plan to attend, you must enclose with your notification evidence of your ownership, such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement. If you wish to vote at the meeting, please refer to the section of this proxy statement entitled “How to Vote” for specific instructions.

I look forward to seeing you on April 28th.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 28, 2009

2:00 p.m.

Top of the Tower

50th Floor

1717 Arch Street

Philadelphia, Pennsylvania 19103

March 20, 2009

Dear Stockholder:

You are invited to the Annual Meeting of Stockholders of FMC Corporation. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

•

Re-elect four directors: Patricia A. Buffler, G. Peter D’Aloia, C. Scott Greer and Paul J. Norris in Class II, each for a term of three years, and elect one new director, Dirk A. Kempthorne, to fill a vacancy in Class III, with a remaining term of one year.

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009.

•	Vote on any other business properly brought before the meeting.

MANAGEMENT RECOMMENDS A VOTE FOR BOTH OF THE PROPOSALS.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting; or if you prefer, please follow the instructions on the enclosed proxy card for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2009:

•	The proxy statement and the annual report to security holders are available at www.fmc.com.

By order of the Board of Directors,

Andrea E. Utecht

Vice President,

General Counsel and Secretary

I. Information About Voting

Solicitation of Proxies The Board of Directors of FMC Corporation (the “Company” or “FMC”) is soliciting proxies for use at the Company’s 2009 Annual Meeting of Stockholders and any adjournments of that meeting. The Company first mailed this proxy statement, the accompanying form of proxy and the Company’s Annual Report for 2008 on or about March 20, 2009.

Agenda Items The agenda for the Annual Meeting is to:

1.	Elect five directors;

2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2009; and

3.	Conduct other business properly brought before the meeting.

Who Can Vote You can vote at the Annual Meeting if you are a holder of the Company’s common stock, par value of $0.10 per share (“Common Stock”), on the record date. The record date is the close of business on March 3, 2009. You will have one vote for each share of Common Stock. As of March 3, 2009, there were 72,622,874 shares of Common Stock outstanding.

How to Vote You may vote in one of four ways:

•	You can vote by signing and returning the enclosed proxy card. If you do, the individuals named on the card will vote your shares in the way you indicate;

•	You can vote by Internet;

•	You can vote by telephone; or

•	You can come to the Annual Meeting and cast your vote there.

If you plan to cast your vote at the meeting, please send written notification to the Company’s Investor Relations Department, 1735 Market Street, Philadelphia, Pennsylvania 19103, so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. In addition, if you hold your shares through a broker or bank and you wish to vote at the Annual Meeting, you must obtain a legal proxy from them authorizing you to vote at the Annual Meeting. We will be unable to accept a vote from you at the Annual Meeting without that authorization. If you are a registered stockholder and wish to vote at the Annual Meeting, in addition to the above attendance notification, you must provide proper identification as the stockholder of record at the registration desk, but no additional authorization will be required in order to cast your vote.

Use of Proxies Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the Board nominees for director and FOR the ratification of KPMG LLP. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.

Quorum Requirement We need a quorum of stockholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the meeting either attend the Annual Meeting in person or are represented by proxy at the Annual Meeting. Abstentions, broker non-votes (described below) and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action Effective January 1, 2009, FMC’s Board of Directors amended the Company’s By-laws to provide that directors shall be elected by a majority of the votes cast in an uncontested election. These actions reflect FMC’s dedication to maintaining the highest quality corporate governance practices and commitment to address stockholder concerns. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the election of directors is a non-contested election. As a result, any nominee who receives a majority of the votes cast with respect to his or her election at the Annual Meeting will be elected to the Board (or re-elected, in the case of any nominee who is an incumbent director). Incumbent nominees have tendered a contingent resignation which would become effective if (i) the nominee does not receive a majority of the votes cast with respect to his or her election at the Annual Meeting and (ii) the Board of Directors accepts such resignation. Other actions require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting.

Abstentions or Lack of Instructions to Banks, Brokers, or Employee Benefit Plan Trustees Abstentions will not be counted as votes cast for the election of directors, and thus will have no effect on the election of directors. With respect to the ratification of the appointment of the independent registered public accounting firm, abstentions will have the effect of a vote against such proposal.

A broker non-vote occurs when a bank, broker or other nominee holding shares on behalf of a stockholder does not receive voting instructions from the stockholder with respect to a non-routine matter to be voted on at the Annual Meeting by a specified date before the Annual Meeting. Banks, brokers and other nominees may vote undirected shares on matters deemed routine in accordance with New York Stock Exchange rules, but they may not vote undirected shares on matters deemed non-routine in accordance with such rules. For this purpose, the election of directors and ratification of the appointment of the independent registered public accounting firm are considered routine matters. Nevertheless, in the event of a broker non-vote on any of the proposals at the Annual Meeting, the broker non-vote will not have any effect on any of the proposals inasmuch as broker non-votes are not counted as votes cast or as shares present and entitled to be voted with respect to any matter on which the broker has expressly not voted.

If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 24, 2009 how to vote your shares, or if you vote on some but not all matters that come before the Annual Meeting, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote your undirected shares in proportion to the votes received from other participants, and in the case of the Company’s other employee plans, vote your shares in the trustee’s discretion, except to the extent that the plan or applicable law provides otherwise.

Revoking a Proxy You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice to the Corporate Secretary of FMC;

•	Delivering a properly executed, later-dated proxy;

•	Attending the Annual Meeting and voting in person, provided that you comply with the conditions set forth in the section of this proxy statement above entitled “How to Vote”; or

•	If your shares are held through an employee benefit plan, your revocation must be received by the trustee by April 24, 2009.

II. The Proposals To Be Voted On

Election of Directors

The Company has three classes of directors, each having a term of three years. Class terms expire on a rolling basis so that, in general, one class of directors is elected each year. However, the Company’s By-laws require that any increase in the number of directors be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Further, any additional director of any class elected to fill a vacancy resulting in an increase in that class holds office for a term that coincides with the remaining term of that class.

Nominees for Director The nominees for director this year are Patricia A. Buffler, G. Peter D’Aloia, C. Scott Greer, Dirk A. Kempthorne and Paul J. Norris. Dr. Buffler and Messrs. D’Aloia, Greer and Norris are incumbent directors who are members of Class II, each of whose term expires at the 2009 Annual Meeting, and they have been nominated for re-election to Class II. If re-elected, the Class II directors’ next term will expire at the 2012 Annual Meeting. Mr. Kempthorne has been nominated for election to Class III to fill a vacancy in that class. If Mr. Kempthorne is elected, his term will expire in 2010, coincident with the expiration of the term of the current members of Class III. Information about the nominees and the continuing directors is contained in the section of this proxy statement entitled “Board of Directors”.

Mr. William F. Reilly, an independent director since 1992, died on October 17, 2008. The Board extends its condolences to his family and thanks them for his counsel and service.

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee becomes unavailable, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote FOR the election of Patricia A. Buffler, G. Peter D’Aloia, C. Scott Greer, Dirk A. Kempthorne and Paul J. Norris.

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has approved KPMG LLP continuing to serve as the Company’s independent registered public accounting firm for 2009. For the years 2007 and 2008, KPMG’s fees, all of which were approved by the Audit Committee, were as follows:

	($000)

	2008	2007
• Audit Services (1)	2,664	2,419
• Audit Related Services (2)	252	115
• Tax Services (3)	609	450
• All Other Services (4)	281	230

• TOTAL	3,806	3,214

(1)	Fees for professional services performed by KPMG LLP for the integrated audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-Q filings, and other services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Fees for services performed by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit and compensation plan audits, any acquisition-related audit work, and attestations by KPMG that are required by statute or regulation.

(3)	Fees for professional services performed by KPMG with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance.

(4)	Fees for other permissible work performed by KPMG that does not fall within the categories set forth above. For the years listed above, this work consists of tax filings for individual employees involved in the Company’s expatriate program.

Pre-Approval of Independent Registered Public Accounting Firm Services The Committee has adopted a Pre-Approval Policy with respect to audit and non-audit services performed by its independent registered public accounting firm. The following is a summary of the Policy.

Prior to the commencement of services for a given year, the Audit Committee will grant pre-approvals of expected services and estimated fees, as presented by the independent registered public accounting firm. The independent registered public accounting firm will routinely update the Committee during the year in which the services are performed as to the actual services provided and related fees pursuant to the Pre-Approval Policy.

Unexpected services not captured under the Pre-Approval Policy, or where actual fees exceed pre-approved amounts, will require specific approval before the services may be rendered. Requests or applications to provide such services that require specific approval by the Audit Committee will be submitted to the Chairman of the Audit Committee by both the independent registered public accounting firm and the Company’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the Securities and Exchange Commission (“SEC”) regarding auditor independence. Authority to grant approval for such services has been delegated to the Chairman of the Audit Committee, subject to a $100,000 limit for each request, and provided that any such approval would then be reviewed by the full Committee at the next regularly scheduled meeting. Any such request exceeding that amount would require the approval of the full Audit Committee.

The Audit Committee has determined that the independence of KPMG LLP has not been adversely impacted as a result of the non-audit services performed by such accounting firm.

We expect a representative of KPMG LLP to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2009.

III. Board of Directors

Nominees for Director

Class II—New Term Expiring in 2012

Patricia A. Buffler Principal Occupation: Dean Emerita and Professor of Epidemiology, School of Public Health, University of California, Berkeley Age: 70 Director Since: 1994

Dr. Buffler served as Dean of the School of Public Health, University of California, Berkeley, from 1991 to 1998 and has been a Professor since 1991. She received her BSN from Catholic University of America in 1960, and a master’s degree in health administration and epidemiology and a Ph.D. in epidemiology from the University of California, Berkeley in 1965 and 1973, respectively. She has served as an advisor to the World Health Organization, the National Institutes of Health, the U.S. Public Health Service Centers for Disease Control and Prevention, the U.S. Environmental Protection Agency, the U.S. Department of Energy, the U.S. Department of Defense, and the National Research Council. She was elected as a Fellow of the American Association for the Advancement of Science in 1992 and served as an officer for the Medical Sciences section from 1994-2000. She has served as President for the Society for Epidemiological Research (1986), the American College of Epidemiology (1992), and the International Society for Environmental Epidemiology (1992-1993). In 1994, she was elected to the Institute of Medicine, National Academy of Sciences.

G. Peter D’Aloia

Principal Occupation: Former Senior Vice President and Chief Financial Officer of Trane, Inc., a diversified supplier of air conditioning systems and related services

Age: 64

Director Since: 2002

From February 2000 until June 2008, Mr. D’Aloia served as Senior Vice President and Chief Financial Officer of Trane, Inc. (formerly American Standard Companies, Inc.). Prior to that, he was employed by AlliedSignal Inc. (now known as Honeywell), a diversified industrial company, most recently serving as Vice President—Strategic Planning and Business Development. He spent 28 years with AlliedSignal Inc. in diverse management positions, including Vice President—Taxes, Vice President and Treasurer, Vice President and Controller, and Vice President and Chief Financial Officer for the Engineered Materials sector. He is a member of the Boards of Directors of AirTran Airways and Wabco, Inc.

C. Scott Greer Principal Occupation: Principal, Greer and Associates, a private investment management firm Age: 58 Director Since: 2002

Since June 2006, Mr. Greer has been a principal in Greer and Associates, a private investment management firm. Until June 2005, he was Chairman of Flowserve Corporation, a manufacturer of industrial flow management equipment. He served as Chairman from April 2000, and as its Chief Executive Officer from January 2000. Mr. Greer joined Flowserve Corporation in 1999 as President and Chief Operating Officer. Prior to that, he was President of UT Automotive, a subsidiary of United Technologies Corporation, a supplier of automotive systems and components, from 1997 to 1999. He was President and a director of Echlin, Inc., an automotive parts supplier, from 1990 to 1997, and its Chief Operating Officer from 1994 to 1997. Mr. Greer served on the Board of Directors of Washington Group from 2002 to 2007. He is currently a member of the Board of Directors of eMedicalFiles, Inc.

Paul J. Norris Principal Occupation: Retired Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals Age: 61 Director Since: 2006

Until May 2005, Mr. Norris served as Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals. Mr. Norris was actively engaged in W. R. Grace’s businesses for the six years prior to his retirement as Chief Executive Officer. He is currently a member of W. R. Grace’s Board of Directors. Mr. Norris joined W.R. Grace as President and CEO in November 1998 and became Chairman in January 1999. W. R. Grace filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in April 2001. Prior to joining W.R. Grace, Mr. Norris was at AlliedSignal Inc. (now known as Honeywell) for nine years and served as Senior Vice President and President, Specialty Chemicals, from 1997 to 1998; President, AlliedSignal Polymers Division from 1994 to 1997; and President, AlliedSignal Chemicals & Catalysts from 1989 to 1994. From 1981 to 1989, Mr. Norris served in various executive capacities with Engelhard Corporation, including President of Catalysts and Chemicals, Senior Vice President and General Manager of Catalysts, and Vice President and Business Director for Petroleum Catalysts. Mr. Norris has previously served on the Board of Directors of Borden Chemicals, Inc. He is a director of Nalco Holding Company, the Non-Executive Chairman of the Board of Directors of Sealy Corporation, and performs advisory services for Kohlberg Kravis Roberts & Co., currently the majority shareholder of Sealy Corporation.

Class III—Remaining Term Expiring in 2010

Dirk A. Kempthorne Principal Occupation: Former United States Secretary of the Interior Age: 57

Secretary Kempthorne was appointed the 49th United States Secretary of the Interior in June 2006 and served in that capacity until January 2009. From January 1999 until his appointment as Secretary of the Interior, Secretary Kempthorne served as the Governor of Idaho. He was also a United States Senator representing the State of Idaho from 1993 to 1999 and was the Mayor of Boise, Idaho from 1986 to 1993. Secretary Kempthorne has been Chairman of the National Governors Association, Chairman of the Western Governors Association and President of the Council of State Governments. He also served as a member of the Homeland Security Task Force.

Directors Continuing in Office

Class III—Term expiring in 2010

Robert C. Pallash Principal Occupation: President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer Age: 57 Director Since: 2008

Mr. Pallash has served as President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer, since January 2008. From August 2005 to January 2008, Mr. Pallash was Senior Vice President, Asia Customer Group for Visteon. He joined Visteon in September 2001 as Vice President, Asia Pacific. Prior to that time, Mr. Pallash served as President of TRW Automotive Japan from 1999. Mr. Pallash serves on the Board of Directors of Halla Climate Controls in South Korea, a majority-owned subsidiary of Visteon Corporation.

William G. Walter Principal Occupation: Chairman, President and Chief Executive Officer, FMC Corporation Age: 63 Director Since: 2000

Mr. Walter was elected Chairman, President and Chief Executive Officer of the Company in 2001. He had been Executive Vice President of the Company since 2000. Mr. Walter joined the Company in 1974 as a Business Planner in corporate headquarters. He became General Manager of the Company’s former Defense Systems International Division in 1986, Director of Commercial Operations of the Company’s Agricultural Chemicals Group in 1991, General Manager of the Company’s Alkali Chemicals Division in 1992 and Vice President and General Manager of the Company’s Specialty Chemicals Group in 1997. He is a member of the Boards of Directors of the American Chemistry Council, the National Association of Manufacturers, International Paper Company and New York Life Insurance Company.

Directors Continuing in Office

Class I—Term expiring in 2011

Edward J. Mooney Principal Occupation: Retired Chairman and Chief Executive Officer, Nalco Chemical Company Age: 67 Director Since: 1997

From March 2000 to March 2001, Mr. Mooney served as Délégué Général—North America, Suez Lyonnaise des Eaux. He was Chairman and Chief Executive Officer of Nalco Chemical Company from 1994 to 2000. He serves as a director of The Northern Trust Company, FMC Technologies, Inc., Cabot Microelectronics Corporation, PolyOne Corporation, and Commonwealth Edison Company (a wholly-owned subsidiary of Exelon Corporation).

Enrique J. Sosa Principal Occupation: Former President, BP Amoco Chemicals Age: 68 Director Since: 1999

Mr. Sosa was President of BP Amoco Chemicals from January 1, 1999 to April 1999. From 1995 to 1998, he was Executive Vice President of Amoco Corporation. Prior to joining Amoco, Mr. Sosa served as Senior Vice President of The Dow Chemical Company, President of Dow North America and a member of its Board of Directors. Mr. Sosa has previously served on the Board of Directors of Electronic Data Systems, Dow Corning Corporation and Destec Energy, Inc. He also served as a member of the Executive Committee of the American Plastics Council, a member of the Executive Committee of the American section of the Society of Chemical Industry, and a member of the American Chemical Council. Mr. Sosa is currently a director of MEDNAX and The Northern Trust Company.

Vincent R. Volpe, Jr. Principal Occupation: Chief Executive Officer and President of Dresser-Rand Group, Inc., an industrial equipment supplier Age: 51 Director Since: 2007

Mr. Volpe is the Chief Executive Officer, President and a director of Dresser-Rand Group, Inc., a leading supplier of rotating equipment solutions to the worldwide oil, gas, petrochemical and process industries. He has served in those positions since his election in September 2000. Previously he served as Chief Operating Officer of Dresser-Rand Group, Inc. from 1999 until September 2000. Since joining Dresser-Rand in 1981, Mr. Volpe has held several diverse management positions. Most recently, he served as President, Turbo Products Division from 1997-1999; President-Europe from 1996-1997; Vice President and General Manager, Turbo Products Division-European Operations from 1993-1996; Executive Vice President, European Operations from 1992-93; Vice President, Marketing and Engineering, Steam & Turbo Products-European Operations. Mr. Volpe is currently a Trustee of St. Bonaventure University, a member of the Board of Directors of the New York State Business Council, and a member of the Board of Directors of Archbishop Walsh High School (Olean, NY).

IV. Information about the Board of Directors and Corporate Governance

Meetings

During 2008, the Board of Directors held five regular meetings. All incumbent directors attended at least 75% of the total number of meetings of the Board and all committees on which they served.

Committees and Independence of Directors

The Board of Directors has five standing committees: an Audit Committee, a Compensation and Organization Committee, a Nominating and Corporate Governance Committee, an Executive Committee, and a Public Policy Committee.

The Audit Committee, Compensation and Organization Committee, and Nominating and Corporate Governance Committee are all composed of non-employee directors each of whom has been determined by the Board to be independent, on the basis set forth below. With the exception of the Chief Executive Officer, no director or nominee is currently or was, within the past three years, employed by the Company, its subsidiaries or affiliates.

The Board has affirmatively determined that none of the non-employee directors or any nominee has any material business, family or other relationship with the Company, its subsidiaries or affiliates other than as a director, and that they all qualify as independent. Specifically, the independent directors are Dr. Buffler and Messrs. D’Aloia, Greer, Mooney, Norris, Pallash, Sosa, Volpe and, if elected, Mr. Kempthorne. In order to be considered independent by the Board, a director or nominee must meet the requirements set forth in the SEC and New York Stock Exchange (“NYSE”) rules regarding independence.

Mr. Volpe is, and until December 2007 Mr. Norris was, an executive officer of an entity that make sales to and/or purchases from the Company. The Board has determined in the case of each entity, that none of these transactions, individually or in the aggregate, were material to either the Company or the other entity, and that the transaction amounts involved fall well below the thresholds established by the NYSE for determining independence. On that basis, the Board has concluded that both Mr. Volpe and Mr. Norris meet the independence standards applied by the Board.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee, including conducting an annual self-assessment. A copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review the effectiveness and adequacy of the Company’s internal controls

•	Review the annual report, proxy statement and periodic SEC filings such as the Company’s reports on Form 10K and 10Q, including Management’s Discussion and Analysis, and ensure that the Company’s financial reports fairly represent its operations

•	Review the effectiveness, scope and performance of activities of the independent registered public accounting firm and the internal auditor function

•	Review significant changes in accounting policies

•	Select the independent registered public accounting firm and confirm its independence

•	Review potentially significant litigation

•	Review federal income tax issues

•	Review the Company’s policies with respect to risk assessment and risk management

•	Review with management the Company’s earnings releases

•	Monitor the Company’s compliance with legal and regulatory requirements

•	Pre-approve audit and non-audit services provided by the independent registered public accounting firm

Members: Mr. D’Aloia (Chair), Dr. Buffler, Mr. Mooney, Mr. Pallash, Mr. Sosa and Mr. Volpe. The Board of Directors has determined that Mr. D’Aloia meets the SEC requirements for an “audit committee financial expert” and all current members of the committee are “financially literate” as required by the NYSE. The Board has also determined that no current committee member sits on the audit committee of more than three public companies.

Number of Meetings in 2008: 6

Compensation and Organization Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation and Organization Committee, including conducting an annual self-assessment. A copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”.

The principal duties of this Committee are discussed more fully in the Compensation Discussion and Analysis, and include, among other things:

•	Review and approve compensation policies and practices for senior executives

•	Establish the total compensation for the Chief Executive Officer

•	Review and approve major changes in the Company’s employee benefit programs

•	Approve Annual Incentive awards and equity awards and grants made under the Company’s Incentive Compensation and Stock Plan

•	Review the Compensation Discussion and Analysis and based on such review, recommend to the Board of Directors that it be included in the annual proxy statement

•	Review significant organizational changes and management succession planning

•	Recommend to the Board of Directors candidates for officers of the Company

•	Evaluate the Chief Executive Officer and oversee evaluation of management performance

Members: Mr. Mooney (Chair), Mr. Greer, Mr. Norris and Mr. Sosa.

Number of Meetings in 2008: 2

Nominating and Corporate Governance Committee

The Board of Directors has adopted a written charter that outlines the duties of the Nominating and Corporate Governance Committee, including conducting an annual self-assessment. A copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review and recommend candidates for director

•	Recommend Board of Directors meeting formats and processes

•	Oversee corporate governance, including an annual review of governance principles

•	Review and approve director compensation policies, including the determination of director compensation

•	Oversee Board of Directors and Committee evaluation procedures

•	Determine director independence

•	Recommend whether to accept or reject a director resignation or take other action, where a director has failed to receive a majority of votes cast in an uncontested director election

Members: Mr. Greer (Chair), Dr. Buffler, Mr. D’Aloia, Mr. Norris and Mr. Volpe.

Number of Meetings in 2008: 5

Executive Committee

The Executive Committee acts in place of the Board of Directors when the full Board of Directors is not in session.

Members: Mr. Walter (Chair), Mr. D’Aloia and Mr. Mooney.

The Executive Committee did not meet during 2008.

Public Policy Committee

The Board of Directors has adopted a written charter that outlines the duties of the Public Policy Committee. The principal duties of this Committee, among other things, include:

•	Review the Company’s government and legislative programs and relations

•	Report to the Audit Committee on the Company’s legal compliance efforts

•	Review the Company’s public relations initiatives and its environmental, safety and process safety compliance

Members: Dr. Buffler (Chair), Mr. D’Aloia, Mr. Norris, Mr. Pallash, Mr. Sosa and Mr. Walter.

Number of Meetings in 2008: 1

Director Who Presides Over Executive Sessions

In accordance with the FMC Corporation Statement of Governance Principles, Policies and Procedures, the non-employee members of the Board of Directors meet in regularly scheduled executive sessions without management. The Chair of the Compensation and Organization Committee, Mr. Mooney, presides over these sessions. In addition to this responsibility, Mr. Mooney acts as a liaison between the non-employee directors and the CEO/Chairman. See the section below entitled “Communicating with the Board” for procedures for communicating with Mr. Mooney.

Director Compensation

The table below shows the total compensation paid to each director who served on the Board during 2008.

Compensation Policy The Company maintains the FMC Corporation Non-Employee Directors Compensation Policy (formerly the FMC Corporation Compensation Plan for Non-Employee Directors) to provide for the compensation described in the table below. The Nominating and Corporate Governance Committee is responsible for reviewing and approving director compensation. The CEO is the only employee who is also a director; however, he receives no additional compensation for his role as a director.

Retainer and Fees Currently, each non-employee director is paid an annual retainer of $42,000 or a pro rata amount for any portion of a year served. At least $25,000 of the annual retainer is paid in fully vested restricted stock units. The remainder is paid in quarterly installments in cash, or, at his/her election, the director may be compensated in additional restricted stock units. Restricted stock units paid in respect of the annual retainer are subject to forfeiture on a pro rata basis if the director does not serve for the full year in respect of which the retainer is paid. The forfeiture condition is waived in the event of a change in control of the Company or if the director’s service ceases due to his or her death or disability. Currently, each non-employee director also receives $1,500 for each Board of Directors meeting and Board of Directors committee meeting attended, and each director is reimbursed for reasonable incidental expenses. Each director who chairs a Committee is paid an additional $7,000 per year except the Chairman of the Audit Committee, who is paid $10,000 per year and the Chairman of the Compensation and Organization Committee who is paid $9,000 per year. Audit Committee members also receive an additional $5,000 annual retainer.

The Nominating and Corporate Governance Committee has recommended and the Board of Directors has approved an increase in the directors’ compensation. The Board of Directors reviews director compensation annually. Director compensation is formally benchmarked against the market biannually. The last market pay adjustment was May 2007. Based on a market analysis conducted by Hewitt Associates in late 2008, the annual retainer was increased to $70,000 effective May 1, 2009. The new retainer amount also reflects the elimination of Board meeting fees. The minimum equity portion of the annual retainer will remain at $25,000. In addition, the Chair fees will be increased to $12,500 for the Audit Committee, $10,000 for the Compensation and Organization Committee, and $8,000 for all other Committees. Fees for attendance at Committee meetings will remain the same.

Annual Grant of Restricted Stock Units Currently, each director also receives an annual grant of restricted stock units having a value of $60,000 on the date of grant. These restricted stock units vest at the Annual Meeting of Stockholders held in the year following the date of grant or, if sooner, upon a change in control of the Company. In addition, these restricted stock units will vest on a pro rata basis if the director dies before the Annual Meeting at which the units would have otherwise vested. The Nominating and Corporate Governance Committee has recommended and the Board has approved an increase in the value of the annual grant of restricted stock units to $70,000, effective May 1, 2009.

Payment of Vested Restricted Stock Units The Nominating and Corporate Governance Committee has recommended and the Board of Directors has approved a change in the timing of the payment of fully vested restricted stock units. Effective January 1, 2009, a director is permitted to specify, prior to the year in which the restricted stock units are credited, the date upon which he/she wishes to receive payment in Common Stock of the fully vested restricted stock units. Previously, such restricted stock units were payable only upon termination from the Board of Directors. In addition, on a one-time basis, with respect to fully vested restricted stock units outstanding as of December 31, 2008, directors were permitted to elect receipt of payment in Common Stock of some or all of such units on a date other than upon termination from the Board of Directors. The purpose of permitting earlier distribution of shares in respect of these restricted stock units was to enable directors to establish a tax basis in the shares and thereby qualify potentially for long term capital gain treatment for any subsequent appreciation in the value of the shares. The directors’ ability to sell any distributed shares remains subject to the restrictions of the Company’s Director Stock Ownership Policy, which policy is described below.

Other Compensation Non-employee directors receive dividend equivalent rights on all restricted stock units awarded as part of their annual retainers and on any vested restricted stock units awarded as an annual grant. Such dividend equivalent rights are credited in the form of additional restricted stock units equal in value to the cash dividends paid to shareholders. No other remuneration is paid to non-employee directors for services as a director of the Company. Non-employee directors do not participate in the Company’s nonqualified deferred compensation plan or employee benefit plans, including, but not limited to, the qualified and nonqualified pension plans. The Company supports the charitable donations of directors under its matching gifts plan that provides a dollar-for-dollar match of gifts up to $10,000 per year, to certain educational institutions and arts and cultural organizations.

Director Stock Ownership Policy The Company has established guidelines setting expectations for the ownership of Company stock by directors. This policy provides that directors may not sell shares of Company stock at any time they do not hold at least five times the value of the director’s annual restricted stock unit grant ($60,000 in 2008, $70,000 in 2009). For this purpose, undistributed shares underlying restricted stock units are considered “held” by a director. In connection with the newly implemented opportunity for directors to elect to receive an early distribution of the shares underlying their restricted stock units, the Nominating and Corporate Governance Committee recommended and the Board of Directors approved the addition of a new restriction to the Directors’ Stock Ownership Policy. This policy, as revised, now provides that even if the “five times” requirement is satisfied, directors are not permitted to sell shares of Company stock, other than to satisfy tax liabilities triggered by Company equity grants, until they are within 5 years from mandatory retirement (a director’s mandatory retirement date is the date of the Company’s first Annual Meeting that occurs on or after the director’s attainment of age 72). If they have less than 5 years until mandatory retirement but at least 4 years, they may sell up to 20% of their shares of Company stock in excess of the “five times” threshold (their “excess shares”). If they have less than 4 years until mandatory retirement but at least 3 years, they may sell up to 40% of the excess shares they then hold. If they have less than 3 years until mandatory retirement but at least 2 years, they may sell up to 60% of the excess shares they then hold. Finally, if they have less than 2 years until mandatory retirement, they may sell any excess shares they then hold. The policy ceases to apply to a director once he or she ceases to serve as a director.

Director Compensation Table 2008
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($) (2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (3) (g)	Total ($) (h)
Patricia A. Buffler	53,000	85,000	—	—	—	19,088	157,088
G. Peter D’Aloia	36,000	102,000	—	—	—	9,562	147,562
C. Scott Greer	42,000	85,000	—	—	—	8,040	135,040
Edward J. Mooney	49,000	85,000	—	—	—	15,858	149,858
Paul J. Norris	20,000	102,000	—	—	—	12,567	134,567
Robert C. Pallash (4)	14,500	68,000	—	—	—	170	82,670
William F. Reilly (5)	3,000	101,000	—	—	—	25,315	129,315
Enrique J. Sosa	24,500	102,000	—	—	—	20,193	146,693
Vincent R. Volpe, Jr.	43,000	85,000	—	—	—	398	128,398

(1)	The amounts in Column (c) reflect the dollar amount recognized for financial statement reporting purposes in fiscal year 2008 under FAS 123R and include amounts from awards granted in both 2008 and 2007. The grant date fair value of directors’ stock awards for 2008 under FAS 123R is as follows: Dr. Buffler, $85,000; Mr. D’Aloia, $102,000; Mr. Greer, $85,000; Mr. Mooney, $85,000; Mr. Norris, $102,000; Mr. Pallash, $102,000; Mr. Reilly, $102,000; Mr. Sosa, $102,000; and Mr. Volpe, $85,000. The grant date for all directors was May 1, 2008 and the number of shares granted was based on a closing price of $61.85 as of that date. The aggregate number of restricted stock units outstanding at fiscal year end for each incumbent non-employee director is as follows: Dr. Buffler, 39,482; Mr. D’Aloia, 22,867; Mr. Greer, 19,413; Mr. Mooney, 36,506; Mr. Norris, 7,572; Mr. Pallash, 1,656; Mr. Sosa, 35,180; and Mr. Volpe, 2,334.
(2)	No stock options have been awarded to non-employee directors since 1999. There are no stock options outstanding.
(3)	This total includes the value of dividend equivalent rights; as well as Company charitable donations under its matching gifts plan, which are limited to $10,000 per director per year. Such matching gifts included for Dr. Buffler, $2,500; for Mr. Norris, $10,000; for Mr. Reilly, $10,000; and for Mr. Sosa, $5,000.
(4)	Mr. Pallash joined the Board of Directors on April 22, 2008.
(5)	Mr. Reilly died on October 17, 2008. His aggregate vested restricted stock units (34,881) were transferred to his estate prior to December 31, 2008.

Corporate Governance

Communicating with the Board Stockholders and any interested parties may communicate with the Board of Directors, the Chair of the Compensation and Organization Committee (who presides over executive sessions of the Board) or any individual member of the Board as follows: Communications must be in writing, sent care of the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103. All communications with the Board, the Chair of the Compensation and Organization Committee or any individual director will be delivered as addressed.

Director Nomination Process The Nominating and Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating and Corporate Governance Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. In the case of Mr. Kempthorne, no executive search firm was used. The Company had contact with Mr. Kempthorne during his tenure as the Governor of Idaho, a state in which the Company conducted business for many years. The Nominating and Corporate Governance Committee evaluates candidates based on the qualifications for director described in its Charter. These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standard described in the section above entitled “Committees and Independence of Directors”. The Nominating and Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection. The Nominating and Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominees’ qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the By-Laws, accompany the stockholder’s recommendation. In accordance with the Company’s By-Laws, any stockholder nominations for election as directors at the 2010 Annual Meeting must be delivered to the Company at the address set forth below, not later than January 28, 2010. All nominations must be sent to the Nominating and Corporate Governance Committee, care of the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103.

Attendance at Annual Meetings The Company expects all directors to attend the Annual Meeting of Stockholders. All incumbent directors attended the 2008 Annual Meeting.

Stockholder Proposals for the 2010 Annual Meeting Stockholders may make proposals to be considered at the 2010 Annual Meeting. In order to make a proposal for consideration at the 2010 Annual Meeting, a stockholder must deliver notice to the Company at the address set forth below, containing certain information specified in the By-Laws, not less than 60 or more than 90 days before the date of the meeting. However, if the Company provides less than 70 days’ notice of public disclosure of the date of the 2010 Annual Meeting, then the deadline for the stockholder’s notice and other required information is 10 days after the date of the Company’s notice or public disclosure of the date of the Annual Meeting.

In addition to being able to present proposals for consideration at the 2010 Annual Meeting, stockholders may also be able to have their proposals included in the Company’s proxy statement and form of proxy for the 2010 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to the Company at the address set forth below not later than November 20, 2009, and the stockholder must otherwise comply with applicable SEC requirements. If the stockholder complies with these requirements for inclusion of a proposal in the Company’s proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary, and all notices referred to above must be sent to the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103.

Corporate Governance Documents The Company’s website is located at www.fmc.com. The following corporate governance documents are posted on the website:

Audit Committee Charter

Compensation and Organization Committee Charter

FMC Statement of Governance Principles, Policies and Procedures (This document includes both the Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Principles.)

The above documents are available in print upon request. Please direct your request for a copy of any document to Investor Relations Department, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103.

Code of Ethics and Business Conduct Policy The Company has a Code of Ethics and Business Conduct Policy that applies to all directors, officers (including its Chief Executive Officer, Chief Financial Officer and Controller) and employees. It is posted on the Company website at www.fmc.com and is available in print by writing to the Investor Relations Department at the address provided in the preceding section. The Company intends to post any amendments to, or waivers from, the Policy required to be disclosed by either SEC or NYSE regulations on its website.

Compensation Committee Interlocks and Insider Participation The members of the Compensation and Organization Committee (“Committee”) are: Messrs. Mooney, Greer, Norris and Sosa. All members of the Committee are non-employee directors, each of whom has been determined by the Board to be independent on the basis described in the above section entitled “Committees and Independence of Directors.” No member of the Committee has been an officer or employee of the Company, and no executive officer of the Company has served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2008.

Related Party Transactions Policy The Board of Directors’ Statement of Policy with respect to Related Party Transactions sets forth the Company’s position and procedures with respect to review, approval or ratification of related party transactions, including the types of transactions addressed by the Policy, and the corporate function responsible for applying the Policy and related procedures.

Under the Policy, “related parties” are defined to include executive officers and directors of the Company and their immediate family members, a shareholder owning in excess of 5% of the Company, and entities in which any of the foregoing have a substantial ownership interest or control. With respect to any transaction where a related party receives a benefit in excess of a de minimis amount of $5,000, the Policy requires that the transaction be pre-approved (or, if less than $120,000, ratified) by the Audit Committee and disclosed where required by SEC rules. The Policy also provides that any related party who is presented with a “corporate opportunity” within the Company’s line of business, must first offer that opportunity to the Company.

Notwithstanding the foregoing, in the case of an ordinary course business transaction between the Company and an entity of which a director of the Company is an executive officer or significant shareholder, provided the director does not otherwise have a material interest in the transaction, the Policy provides a different standard for the review and approval of transactions that involve payments in any year to or from the Company in excess of either: (i) 1% of the Company’s annual consolidated revenue or (ii) the greater of $1 million and 1% of the other entity’s consolidated revenue. If the transaction does not exceed the above-mentioned thresholds (and the director does not have a material interest in the transaction), the transaction will be reviewed by the Nominating and Corporate Governance Committee as part of its review of director independence. If the director does have a material interest in the transaction, regardless of whether the above-mentioned thresholds are exceeded, the transaction must be approved or ratified by the Audit Committee in accordance with the preceding paragraph.

In the event of an ordinary course business transaction that exceeds the above-mentioned thresholds where the director does not have a material interest, the transaction is not required to be pre-approved by the Audit Committee. Instead, the Audit Committee will review the transaction as soon as possible and will determine whether to either ratify or disallow the transaction. In the case of any such transaction associated with prospective directors, review and approval by the Audit Committee must occur prior to the director’s election. After approval or ratification, in each case the director will provide updated information at least annually on the aggregate payments involved in the transaction. This information will be reviewed by the Nominating and Corporate Governance Committee in connection with its review of directors’ independence. If the aggregate amounts involved in the transaction exceed the thresholds noted above, the Audit Committee shall be required again to review and ratify the transaction.

V. Security Ownership of FMC Corporation

Management Ownership

The following table shows, as of December 31, 2008, the number of shares of Common Stock beneficially owned by each current director or nominee for director, the executive officers named in the Summary Compensation Table, and all current directors, nominees for director and executive officers as a group. With the exception of Mr. Walter, each director or nominee and each executive officer named in the Summary Compensation Table beneficially owns less than one percent of the Common Stock.

Name	Beneficial Ownership on December 31, 2008 FMC Common Stock	Percent of Class
Patricia A. Buffler (1)	38,511	*
Theodore H. Butz (2)	157,281	*
G. Peter D’Aloia (1)	21,896	*
W. Kim Foster (2)	135,300	*
C. Scott Greer (1)	18,442	*
Dirk A. Kempthorne	0	*
Edward J. Mooney (1)	35,535	*
Paul J. Norris (1)	6,601	*
Robert C. Pallash (1)	685	*
Enrique J. Sosa (1)	34,209	*
Milton Steele (2)	172,191	*
Vincent R. Volpe, Jr. (1)	1,363	*
William G. Walter (2) (3)	1,029,768	1.4%
D. Michael Wilson (2)	118,706	*
All current directors, nominees and executive officers as a group—17 persons (1)(2)	1,931,615	2.7%

*	Less than one percent of class

(1)	Includes vested restricted stock units credited to individual accounts of non-employee directors (see section of this proxy statement entitled “Director Compensation”). The number of restricted stock units credited to directors included in the table above is as follows: Dr. Buffler, 38,511; Mr. D’Aloia, 21,896; Mr. Greer, 18,442; Mr. Mooney, 35,535; Mr. Norris, 6,601; Mr. Pallash, 685; Mr. Sosa, 34,209; and Mr. Volpe, 1,363. Directors have no power to vote or dispose of shares represented by restricted stock units until the shares are distributed and, until such distribution, directors have only an unsecured claim against the Company. The holders of these restricted stock units will be credited with additional restricted stock units having a value equal to the amount of any dividends paid by the Company on its Common Stock.

(2)	Shares “beneficially owned” include: (i) shares owned by the individual; (ii) shares held by the FMC Corporation Savings and Investment Plan for the account of the individual as of December 31, 2008; (iii) shares of restricted stock and restricted stock units; and (iv) shares subject to options that are exercisable within 60 days of December 31, 2008. Item (iii) includes restricted stock units which the holder has no power to vote or dispose of, but in respect of which the holder is entitled to a cash payment equal to the amount of any dividends paid by the Company on its Common Stock. These units, first granted in 2008, are: 13,912 for Mr. Walter, 3,712 for Mr. Foster, 3,147 for Mr. Butz, 3,147 for Mr. Steele, and 3,147 for Mr. Wilson. Item (iv) includes options to purchase 841,218 shares for Mr. Walter; options to purchase 54,821 shares for Mr. Foster; options to purchase 40,240 shares for Mr. Steele; options to purchase 107,910 shares for Mr. Butz; options to purchase 53,262 shares for Mr. Wilson; and options to purchase 1,134,531 shares for all current executive officers as a group.

(3)	Includes 14,838 shares held by Mr. Walter’s spouse.

Other Security Ownership

Based on available information, the persons listed below beneficially own more than five percent of the Company’s outstanding shares of Common Stock as of December 31, 2008:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109, USA	11,092,979 shares (1)	15.3%
Wellington Management Company LLP 75 State Street Boston, MA 02109, USA	9,099,426 shares (2)	12.5%
Barclays Global Investors N.A. 400 Howard Street San Francisco, CA 94105, USA	3,786,656 shares (3)	5.2%

(1)	Based on a Schedule 13G filing dated February 17, 2009, as of December 31, 2008, FMR LLC had sole voting power as to 934,864 of such shares and sole dispositive power as to all the shares,

(2)	Based on a Schedule 13G filing dated February 17, 2009, as of December 31, 2008, Wellington Management Company LLP had shared voting power as to 6,932,919 of such shares and shared dispositive power as to 9,075,326 of such shares.

(3)	Based on a Schedule 13G filing dated February 5, 2009, as of December 31, 2008, Barclays Global Investors N.A. had sole voting power as to 2,863,322 of such shares and sole dispositive power as to all the shares.

VI. Executive Compensation

Compensation Discussion and Analysis

Overview of Executive Compensation Philosophy

Compensation and Organization Committee

The Compensation and Organization Committee (“Committee”), composed entirely of independent directors, is guided by its charter to review and approve executive compensation policies and practices and to oversee their administration.

Committee Charter

The Committee’s Charter describes its duties, responsibilities and procedures. The charter is available on-line at www.fmc.com under Corporate Governance. The Committee’s membership is determined by the Nominating and Corporate Governance Committee. In 2008, the Committee met twice.

The Committee establishes total compensation for the chairman, president and chief executive officer (“CEO”) annually at its February meeting. The Committee reviews and evaluates the performance of the CEO and develops base salary and incentive payment recommendations for the review and approval of the full Board of Directors. The Committee also approves all compensation decisions for the other named executive officers listed in Column (a) of the Summary Compensation Table (all named executive officers listed in the Summary Compensation Table, the “NEOs”). Their approval extends to base salary, annual incentives, long-term incentives, executive level benefits and perquisites.

The Committee Chairman provides a full accounting of the Committee’s decisions to the Board of Directors following each Committee meeting. All new Committee members are provided a comprehensive executive compensation guide to facilitate their transition to the Committee by enhancing their understanding of the Company’s executive compensation policies and practices.

The Committee recognizes its responsibility to maintain a competitive executive compensation program that will ensure the Company’s ability to attract, motivate and retain top talent while at the same time aligning the financial interests of the executives with shareholders. Pay for performance and market based compensation are important elements of the Company’s compensation philosophy. The Company considers several measures of corporate performance, job performance and labor market dynamics in the design and administration of the NEO compensation arrangements described later in this section.

Compensation Consultant

Hewitt Associates (“Hewitt”) was engaged by the Committee as its expert advisor on matters of executive compensation in 2008. Hewitt also provided consulting services to the Company in 2008 in evaluating and designing elements of the executive compensation program. Hewitt’s executive compensation consultant attended one of the meetings of the Committee in 2008.

Hewitt provided the Committee with advice and counsel on a broad range of executive compensation matters. The scope of their services included, but was not limited to, the following:

•	Apprising the Committee of compensation-related trends and developments in the marketplace

•	Informing the Committee of regulatory developments relating to executive compensation practices

•	Providing the Committee with assessments of the market competitiveness of the Company’s executive compensation

•	Assessing the relationship between executive compensation and corporate performance

•	Recommending changes to the executive compensation program to enhance shareholder value, maintain competitiveness, and ensure alignment with business strategies and governance

All executive compensation related services are performed on a fee for service basis and are paid for by the Company.

Compensation Philosophy

As previously stated, the Company’s compensation program for NEOs is designed to attract, motivate and retain top talent, to pay for performance and to align the financial interests of the NEOs with those of the Company’s shareholders. In designing compensation arrangements for NEOs, the Committee has considered the importance of:

•	Balancing variable compensation components so that appropriate focus is put on achieving both short and long-term operating and strategic objectives

•	Motivating the NEOs to use sound business judgment and practices that will contribute to increased shareholder value

•	Ensuring that the achievement of key financial goals and strategic objectives is financially rewarding for the NEO

In addition, the Committee believes that putting a significant percentage of total direct compensation (“TDC”) at risk helps focus the executive on achieving certain key objectives that are important to delivering the performance expected by shareholders.

Components of Executive Compensation

The components of the Company’s compensation program with respect to NEOs include base salary, an annual incentive and a long-term incentive. Together, these three elements comprise the NEOs’ TDC.

The Company relies on both industry surveys and analysis of proxy statements from peer companies (the “Market”) to benchmark the components of its NEO compensation and to validate TDC, including the appropriate mix of cash and equity, as well as NEO benefits and perquisites. Proxy statement data may not be reported for jobs that are direct comparisons to jobs held by the Company’s NEOs. In such cases, the Company relies more on the broader survey data to benchmark elements of executive compensation. The Company also believes that internal equity is an important and necessary consideration in valuing jobs.

Below are peer companies from which proxy data was used in the most recent executive compensation study completed in August 2007:

Albermarle	Lubrizol
Cabot	Olin
Chemtura	Rockwood Holdings
Cytec Industries	Sensient Technologies
Hercules (later acquired by Ashland)	Valspar
International Flavors and Fragrances	Westlake Chemical

The peer group is reviewed for comparability at the time of each biennial executive compensation study.

Base Salary

Salary ranges for NEOs are established based on similar positions in other companies of comparable revenue, size and complexity included in the Market. Performance levels from “needs improvement” to “outstanding” are delineated within the salary range structure and provide guidance for the administration of salaries.

The Company establishes base salary range midpoints at the 50th percentile of the Market. Salary ranges are expressed as grades with each grade having a range from 75% to 125% of midpoint. This structure allows the Company to differentiate in the delivery of base salary in accordance with its pay for performance philosophy.

Base salaries of the NEOs (except the CEO) are approximately 36% of TDC for the position. The CEO’s base salary is less than 25% of his TDC, at target, reflecting the greater emphasis of his job being placed on long-term strategic priorities and less on day-to-day operational issues. This weighting of base salary relative to TDC is consistent with the Company’s compensation philosophy mentioned above, that emphasizes pay-at-risk for executives who are chiefly responsible for delivering short and long term financial results for shareholders.

Starting salaries are a function of an employee’s skills, experience, expertise and expected job performance. Subsequent salary adjustments for the NEOs (except the CEO) are based on job performance as assessed by the CEO who recommends the appropriate base salary to the Committee for their approval. The Committee itself determines any salary adjustment for the CEO. Base salary reviews are part of the broader compensation review that occurs at the February meeting of the Committee.

In 2008, the Committee recommended and the Board approved a base salary increase for the CEO, Mr. Walter, of 6.3%. This increase reflected the Committee’s subjective assessment that Mr. Walter’s performance in the prior year in his major responsibility areas (“MRAs”) met or exceeded expectations. MRAs for the CEO include but are not limited to: strategy, corporate financial performance, investor relations, board development and governance, executive development, and external affairs. The Committee also approved the CEO’s recommendations for base salary increases for Messrs. Butz, Foster, Steele and Wilson. Each received increases of 6.0%, 5.0%, 7.3% and 6.0% respectively. (Salaries are set forth in Column (c) of the Summary Compensation Table.) These increases reflected the CEO’s subjective assessment that the NEOs’ performance in the prior year in their MRAs met or exceeded expectations. MRAs for these NEOs include but are not limited to the following: financial management, customer relations, strategic planning and business development, operational excellence, staffing and talent management, and performance management.

Annual Incentive

The Incentive Compensation and Stock Plan (“ICSP”), is a shareholder-approved plan designed to facilitate the grant of both short and long term incentives.

The Annual Incentive is a cash component of the ICSP that rewards NEOs for the achievement of key short-term objectives. It is designed to recognize and reward both individual and team achievement. The Committee reviews and approves the award design, performance measures and objectives. The Committee also reviews and approves the award results and payouts.

Annual Incentive targets are derived from prevailing Market data with consideration for internal equity. The Annual Incentive is designed to deliver a cash payout that is slightly above the 50th percentile of the Market when objectives are met (or more, if objectives are exceeded). Annual incentive compensation targets vary by position and are expressed as a percentage of base salary. The Annual Incentive comprises approximately 20% (at target) of the NEOs’ TDC, except the CEO. The CEO’s Annual Incentive as a percent of TDC is approximately 22% (again, at target). The Committee believes this percentage provides a meaningful incentive for short-term performance. All NEOs received an Annual Incentive payment for performance in 2008 (see footnote (2) to Column (g) of the Summary Compensation Table).

The Annual Incentive is comprised of two components, a Business Performance Incentive (“BPI”) and an Annual Performance Incentive (“API”).

The BPI component is focused on key financial measure(s) such as net income, earnings before interest and taxes (EBIT) and working capital. The CEO establishes the appropriate financial measure(s) for the corporation and each business unit and recommends the measure(s) to the Committee for approval at the February meeting. BPI performance for the corporation and each business unit is approved by the Committee following its review of year end financial results.

The API generally consists of a set of non-financial objectives specific to each NEO. The API factors may, in part, be subjective and may include measures such as the successful execution of strategy and growth initiatives, assessing and responding to changing market conditions, improving operating efficiency and safety performance, talent management, and making timely management changes. The relative importance of each of these factors varies based on the strategic initiatives and operating requirements of each business or function. The CEO establishes API measures and objectives for other NEOs and evaluates performance against the objectives. API measures for the CEO are approved, and his performance against these measures is evaluated, by the Committee. All NEO Annual Incentive awards are approved during the February meetings of the Committee and the Board. Details concerning Annual Incentive awards for 2008 are provided in the section entitled “Annual Incentive Awards” of the narrative to the Grants of Plan-Based Awards Table.

Long-Term Incentives

Long-Term Incentive (“LTI”) awards are also granted under the ICSP. LTI targets are derived from prevailing Market data with consideration for internal equity. The LTI award is designed to motivate, retain and link the NEOs’ long-term compensation with increases in shareholder value. The LTI target is based on position and is designed to deliver compensation at the 50th percentile of the Market. However, for better-than-Market performance, the LTI award can produce results that are above the LTI target. The Committee has broad discretion to approve the appropriate type(s) of LTI awards. LTI compensation, at target, represents approximately 45% of TDC for NEOs other than Mr. Walter. Mr. Walter’s LTI is weighted at 55% of TDC. This higher percentage for the CEO reflects the importance of his role in developing long-term strategic direction that creates sustainable shareholder value.

The Committee believes that LTI awards should compensate NEOs, in a meaningful way, for delivering sustainable long-term value to shareholders. LTI awards for the NEOs, except for the CEO, are recommended by the CEO and approved by the Committee. The LTI award for the CEO is recommended by the Committee and approved by the full Board of Directors. All LTI awards are approved during the February meetings of the Committee and the Board.

There is no set allocation between equity and cash for LTI awards. The Committee determines the allocation on a year-by-year basis. The Committee believes that a mix of equity and performance-based cash directly aligns the financial interests of NEOs and shareholders. In 2008, the LTI award was made up of one-third stock options, one third restricted stock units (paid in Common Stock when vested), and one third performance-based cash. In authorizing this mix of equity and cash, the Committee created incentives for higher levels of business performance (stock options and performance-based cash), and retention and ownership (restricted stock units) for the Company’s key executives. (See the Grants of Plan-Based Awards Table and Columns (e), (f) and (g) of the Summary Compensation Table.)

Generally, LTI awards are subject to forfeiture until the applicable vesting conditions are met, and LTI awards require continued service to us for a three year period (or a four year period in the case of a Key Manager Award, as further discussed below). However, participants age 62 and over, who are also eligible for early retirement, will vest in those shares on an accelerated basis at age 62 (or immediately upon grant, if the grant is received after age 62). Nevertheless, such participants are not entitled to receive the shares until they would have otherwise vested, except for an amount necessary to satisfy tax liabilities relating to the grant.

Equity Awards

Annual Stock Option Grants

The Committee is the only party authorized to grant stock options to NEOs. The Committee’s practice is to grant stock options as part of the LTI awards to NEOs at its February meeting, subsequent to the release of the Company’s earnings for the previous calendar year. In determining the number of options required to meet the compensation level approved by the Committee for an NEO, the Company divides that portion of the LTI award value related to stock options by the fair value of the option based on a Black Scholes calculation using the 30 day average stock price for the period preceding the February meeting of the Committee.

The exercise price of all stock option awards to NEOs is equal to the closing price of the Company’s stock on the date of grant, which is the same day the Committee approves the grants. Option grants are not specifically timed to precede or follow the Company’s release of material information to the public.

Restricted Stock or Restricted Stock Units

In determining the amount of restricted stock or units required to meet the compensation level approved by the Committee for an NEO, the Company divides that portion of the LTI award value related to restricted stock or restricted stock units determined by the Committee for that year by the 30 day average stock price for the period preceding the February meeting of the Committee.

Special Restricted Stock Grants (Key Manager Awards)

The Key Manager Award (“KMA”) is a restricted stock grant designed primarily as a recognition and retention program for outstanding management talent. The Committee may also authorize the use of a KMA to attract key talent. Most KMAs are issued in an effort to retain key management talent. The value of the KMA is established at a level that would be meaningful to the executive based on his/her compensation. Typically, these awards are approved for an executive only once during a four-year period. KMAs are generally subject to a four year period of restriction, but in all other respects have the same characteristics as the restricted stock used as part of the LTI award. KMAs are recommended by the CEO. The Committee may recommend a KMA for the CEO for approval by the full Board. No KMAs were granted to NEOs in 2008.

Performance-Based Cash

The CEO may recommend a performance-based cash component as part of the annual LTI award. When used, performance-based cash is linked to a multi-year corporate performance measure recommended by the CEO. The measure and corresponding objectives are approved by the Committee. Details of the 2008 and previous performance-based cash awards are provided in the subsection entitled “Performance-Based Cash” of the narrative to the Grants of Plan-Based Awards Table.

Potential Benefits Related to Change in Control or NEO Termination

The Company has entered into an executive severance agreement with each NEO that provides certain financial benefits in the event of a change in control. These benefits are triggered by a qualifying event (see section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”) that also results in the executive’s termination of employment within 24 months of the event. The CEO’s agreement also provides that he may voluntarily terminate his employment in the 13th month following a change in control and be entitled to the benefits of the agreement. The CEO position is most vulnerable following a change in control. This modified trigger for the CEO provides the acquirer and its shareholders with reasonable assurance of executive management stability, thereby protecting the value of the acquisition while transition decisions are implemented. In addition, in the event of a change in control, whether or not accompanied by the termination of an NEO’s employment, the NEO’s unvested LTI and KMA awards vest immediately. The Committee believes that the long-term interests of shareholders are best served by providing reasonable income protection for NEOs to address situations in which they may otherwise be distracted by their potential loss of employment. In addition, the Committee has approved benefit guidelines applicable to the NEOs in the event of the termination of their employment unrelated to a change in control, which are intended to provide reasonable transition assistance. The details of all such benefits are set forth in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”.

Pension Benefits

All NEOs are also eligible for retirement benefits under (i) a qualified defined benefit plan (the “Qualified Plan”) available to all employees on a non-discriminatory basis who meet the service criteria; as well as (ii) a nonqualified defined benefit plan (the “Nonqualified Plan”), which is designed to restore the benefits that would have been earned under the benefits formula for the Qualified Plan, absent the limits placed by the Internal Revenue Code. The details of these defined benefit plans are set forth in the Pension Benefits Table 2008 and the narrative that follows it.

Stock Ownership Policy

The Company has established guidelines setting expectations for the ownership of Company stock by executive officers. The guidelines for stock ownership are expressed in multiples of one to four times the executive’s annual base salary.

The CEO ownership target is four times his base salary. The CFO has a target of two times his base salary. The other NEOs have ownership targets of one times their base salaries. These ownership guidelines are reviewed and, if necessary, adjusted every other year in conjunction with the formal market study of executive compensation. The next such review will occur in August 2009.

Officers of the company, who are subject to ownership targets, have a period of up to five years from the date of their election or appointment to meet the guidelines. All NEOs are in full compliance with current ownership guidelines.

The Director Stock Ownership Policy is on page 14 of this proxy statement.

Executive Compensation Tables

Summary Compensation Table 2008
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
WILLIAM G. WALTER Chairman, President and Chief Executive Officer	2008 2007 2006	1,005,000 945,833 891,667	—	787,023 1,375,313 972,697	810,905 1,222,182 678,210	2,926,697 3.230,025 2,762,689	1,230,200 2,052,127 2,429,946	110,294 115,994 123,464	6,870,119 8,941,474 7,858,673
W. KIM FOSTER Senior Vice President and Chief Financial Officer	2008 2007 2006	549,062 522,917 497,551	—	202,275 214,988 272,801	192,950 163,901 135,104	765,028 840,160 800,537	464,088 532,159 646,082	52,009 53,209 75,683	2,225,412 2,327,334 2,427,758
MILTON STEELE Vice President, General Manager Agricultural Products Group	2008 2007 2006	460,000 428,892 406,442	—	347,914 264,236 172,165	180,688 139,077 114,648	643,161 750,154 711,717	348,776 526,643 696,646	46,564 46,402 43,655	2,027,103 2,155,404 2,145,273
THEODORE H. BUTZ Vice President, General Manager Specialty Chemicals Group	2008 2007 2006	406,971 383,935 364,457	—	303,492 229,596 218,440	155,579 139,077 114,648	435,834 574,805 549,637	72,712 72,462 150,291	113,786 136,025 126,961	1,488,356 1,535,900 1,524,434
D. MICHAEL WILSON Vice President, General Manager Industrial Chemicals Group	2008 2007 2006	406,971 383,935 364,457	—	285,260 264,236 172,165	155,579 139,077 114,648	610,872 543,975 370,233	52,241 24,354 60,291	55,510 44,199 110,294	1,566,433 1,399,776 1,192,088

(1)	There were no forfeitures of any of these awards during 2008. See Note (14) to the Consolidated Financial Statements contained in the Company’s report on Form 10K for the year ended December 31, 2008 for the assumptions used in the valuations that appear in this column. These awards are comprised of both restricted stock and restricted stock units.

(2)	For 2008, the totals listed in this column include amounts earned under the Incentive Compensation and Stock Plan as follows: (i) with respect to the Annual Incentive for 2008, for Mr. Walter, $1,969,800; for Mr. Foster, $513,373; for Mr. Steele, $429,594; for Mr. Butz, $222,267; and for Mr. Wilson, $397,305; (ii) with respect to the Performance-Based Cash component of the 2008 Long-Term Incentive Award, due to a change in the calculation methodology for grants made in 2008, whereby performance is measured only at the end of the three year cycle, for Mr. Walter, $0; for Mr. Foster, $0; for Mr. Steele, $0; for Mr. Butz, $0; and for Mr. Wilson, $0; (iii) with respect to the Performance-Based Cash component of the 2007 Long-Term Incentive Award, for Mr. Walter, $310,905; for Mr. Foster, $81,765; for Mr. Steele, $69,390; for Mr. Butz, $69,390; and for Mr. Wilson, $69,390; (iv) with respect to the Performance-Based Cash component of the 2006 Long-Term Incentive Award, for Mr. Walter, $645,992; for Mr. Foster, $169,890; for Mr. Steele, $144,177; for Mr. Butz, $144,177; and for Mr. Wilson, $144,177.
(3)	For 2008, the amounts listed in this column are attributable to changes in the pension values under the Company’s qualified and nonqualified defined benefit plans. Details of these defined benefit plans are set forth in the Pension Benefits Table 2008 and the narrative that follows.
(4)	For 2008, the amounts stated in this column include: (i) with respect to the Company’s matching contribution to the FMC Corporation Savings and Investment Plan, for Messrs. Walter, Foster, Steele, Butz and Wilson, $9,200; (ii) with respect to the Company’s matching contribution to the FMC Corporation Non-Qualified Savings and Investment Plan, for Mr. Walter, $34,152; for Mr. Foster, $18,638; for Mr. Steele, $15,684; for Mr. Butz, $0; and for Mr. Wilson, $16,868; (iii) with respect to dividends paid on unvested restricted stock and restricted stock units, for Mr. Walter, $18,792; for Mr. Foster, $7,197; for Mr. Steele, $12,087; for Mr. Butz, $12,087; and for Mr. Wilson, $12,087. The amounts in this column also include the aggregate incremental costs for the following: for Mr. Walter, financial planning, executive long-term disability insurance, personal use of the Company airplane, a golf club membership, and reserved parking; for Mr. Foster, executive long-term disability insurance, a golf club membership, and reserved parking; for Mr. Steele, financial planning and executive long-term disability insurance; for Mr. Butz, executive long-term disability insurance, an airline club membership, financial planning, commuting expenses ($49,625) and tax gross-up on these expenses ($37,527); and for Mr. Wilson, financial planning, executive long-term disability insurance, a golf club membership, and reserved parking. The aggregate incremental cost for each of the foregoing perquisites and personal benefits that were quantified was calculated based on the full amount the Company paid for such benefit times the percentage of personal use not reimbursed to the Company.

The Summary Compensation Table lists all 2006, 2007 and 2008 compensation, as defined by the rules of the SEC, for the Chief Executive Officer, the Chief Financial Officer and each of the three other most highly compensated executive officers. The base salary, Annual Incentives, and Long-Term Incentives (consisting of stock options, restricted stock or restricted stock units, and a performance-based cash component), paid or awarded to these officers were determined by the Compensation and Organization Committee, as described in the Compensation Discussion and Analysis. The material terms of the Annual Incentive and Long-Term Incentive awards are described in the narrative to the Grants of Plan Based Awards Table. The material terms of the qualified and nonqualified defined benefit plans, which are the basis for the accruals reported in Column (h) of the Summary Compensation Table above, are described in the narrative to the Pension Benefits and Nonqualified Deferred Compensation Tables, respectively.

Grants Of Plan-Based Awards Table 2008
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(2)	Target ($)		Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
William G. Walter						—	—	—
	N/A	0	1,005,000	*	2,010,000
	2/21/08	366,650	733,300	**	1,466,600
	2/21/08								14,117			787,023
	2/21/08									41,521	55.75	810,905
W. Kim Foster						—	—	—
	N/A	0	301,984	*	603,969
	2/21/08	96,400	192,800	**	385,600
	2/21/08								3,712			206,944
	2/21/08									10,917	55.75	213,209
Milton Steele						—	—	—
	N/A	0	253,000	*	506,000
	2/21/08	81,750	163,500	**	327,000
	2/21/08								3,147			175,445
	2/21/08									9,257	55.75	180,789
Theodore H. Butz						—	—	—
	N/A	0	223,834	*	447,668
	2/21/08	81,750	163,500	**	327,000
	2/21/08								3,147			175,445
	2/21/08									9,257	55.75	180,789
D. Michael Wilson						—	—	—
	N/A	0	223,834	*	447,668
	2/21/08	81,750	163,500	**	327,000
	2/21/08								3,147			175,445
	2/21/08									9,257	55.75	180,789

(1)	The actual amount of the Annual Incentive paid to the NEO with respect to 2008 is stated in footnote (2) to Column (g) of the Summary Compensation Table.
(2)	The annual incentive awards, which are denoted by a single asterisk in this table, have possible payouts at any point from zero to the respective maximums shown; therefore no threshold is given. For the performance-based cash component, denoted by a double asterisk in this table, a zero payout is possible, with the first payout thereafter equal to .5 times the target; therefore the threshold shown represents that latter amount, although such amount is not a guaranteed amount. Please see the narrative below for further explanation of the awards and how they are calculated.

Each of the awards contained in the Grant of Plan-Based Awards Table above are granted under the Incentive Compensation and Stock Plan (“ICSP”), which is administered by the Compensation and Organization Committee (the “Committee”), in accordance with principles set forth in the Compensation Discussion and Analysis. The ICSP provides for annual, as well as long-term incentive awards. The material terms of these awards are as follows:

Annual Incentive Awards

The Annual Incentive, represented by the values marked with a single asterisk (*) in the table above, is a cash award comprised of two components—a Business Performance Incentive (“BPI”) and an Annual Performance Incentive (“API”). The BPI is a financial measure focused on key performance objectives such as net income, earnings before interest and taxes (“EBIT”) and working capital. In 2008, the approved BPI measure for Messrs. Foster and Walter was net income from continuing operations. The corporate net income target for 2008 was $300M. Messrs. Butz, Steele and Wilson had BPI measures of EBIT growth for each of the businesses reporting to them and working capital management for some of these businesses. These measures were based on certain internal financial goals and were set at performance levels that were capable of being achieved if the Company performed according to the annual 2008 operating budget, and the assumptions contained in such annual operating budget proved correct. The 2008 threshold, target and maximum performance levels were set such that the relative difficulty of achieving the performance levels was consistent with prior years: that is, the target level was designed to have a 50% probability of achievement, with a significantly greater than 50% probability of achieving the threshold payment. Achievement of a payout above target would require extraordinary efforts and results. During the period covered by the Summary Compensation Table, performance levels achieved have been at target, below target and above target, depending on the business units in question.

The API generally consists of a set of non-financial objectives specific to each NEO. The CEO’s 2008 APIs included corporate strategy, board development, executive succession, safety and investor relations. API measures for the NEOs focused on business strategy, productivity improvements, meeting safety standards, and talent management.

The weighting of the API and BPI components varies from one business unit or functional area to another, reflecting the relative emphasis on business results vs. individual performance. Target payouts vary by position as a percentage of base salary. Specifically, in 2008, the Annual Incentive target for Mr. Walter was 100% of base salary, with a weighting of 60% BPI and 40% API. Mr. Foster’s Annual Incentive target was 55% of base salary, with a weighting of 50% BPI and 50% API. Each of the other NEOs also had an Annual Incentive target of 55% of base salary, but with a weighting of 70% BPI and 30% API.

Actual Annual Incentive payouts can range from zero to two times the target payout, based on actual performance against objectives. The actual Annual Incentive amounts earned in 2008 by the NEOs appear in footnote (2) to Column (g) of the Summary Compensation Table. Given the record results for the Company in 2008, each NEO achieved results approximately at or above target.

Long Term Incentive Awards

Stock Option Awards

Stock options are a component of the LTI awards. They are nonqualified options which do not vest until the end of a prescribed period, which in general is approximately three years, at which time they vest in their entirety. The options have a term of ten years. Options are not transferable or assignable other than by will or the laws of descent in the event of death. Unvested options generally expire upon cessation of employment, except in certain circumstances. (See the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control” for additional detail on the treatment of options subsequent to the cessation of employment.)

Restricted Stock or Restricted Stock Unit Awards

Restricted stock or restricted stock unit awards, when used as a component of the LTI awards, generally vest after three years. The recipient is entitled to receive dividend payments at a non-preferential rate during this period of restriction. Once the restriction expires, the shares, less any shares used to satisfy statutory tax withholding obligations, become freely transferable by the NEO. Unvested restricted stock or restricted stock units are generally cancelled upon cessation of employment, except in certain circumstances. (See the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control” for additional detail on the treatment of restricted stock subsequent to the cessation of employment.)

Performance-Based Cash

Performance-based cash is also used as a component of the LTI awards. The performance- based cash component of an LTI award covers a three year cycle and will be paid out at the end of such cycle, provided performance targets are met and the NEO remains an employee of the Company at the time the payment is approved, except where cessation of employment is due to a change in control, death, disability, retirement on or after the age of 62, or termination not for cause. (See the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control” for additional detail.)

The performance-based cash component established for the 2008-2010 LTI award is based on a full three-year measurement of Total Shareholder Return (“TSR”). The values marked with a double asterisk (**) in the table above, are based on the Company achieving a relative performance measure of TSR at or above the 35th percentile (the threshold) of an industry comparator group comprised of more than 50 companies identified by the Committee’s independent executive compensation consultant. (This comparator group includes peer group companies used for purposes of compensation comparison, which are listed in the Compensation Discussion and Analysis, as well as other companies, so that there is a group large enough to enable meaningful and credible differentiation in performance.) For performance at the 35th percentile a payment equal to 40% of target will be made (no payment is made for performance at less than the 35th percentile). For performance at the 50th percentile (the target) a payout of one times target is made, and for performance at the 80th percentile or higher, a maximum payout of two times target is made.

During the three-year period covered by the performance-based cash component for the 2007-2009 and 2006-2008 LTI awards, payout is based on a similar TSR measure. However, the TSR performance is calculated for each of the three calendar years, as well as for the three-year period as a whole. Each of these four measurement periods carries a weight of 25% in calculating the final payout due. When the performance measure has been met for a particular calendar year during the three-year period of the award, 25% of the payout is “banked”, but is not considered “earned” and will not be paid until the three-year period has concluded and the payment approved. This method of calculation was used for early awards under the LTI program so that the specific three-year period that began the LTI program would not have a disproportionate effect. The performance threshold for these awards is the 25th percentile, a target payout occurs at the 50th percentile, and the maximum payout is at the 80th percentile and higher. In 2008, TSR exceeded targeted performance for the final year of the 2006-2008 cycle. Based on the TSR performance during the cycle, payment for this award period was approved by the Committee at 194% of target.

In addition, in 2008 the Company surpassed target performance for the second year of the 2007-2009 cycle, and therefore another 25% of this award was “banked” in 2008.

Outstanding Equity Awards At Fiscal Year-End Table 2008
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William G. Walter			—					—	—
	238,228			19.42	2/15/2011	14,990	670,503
	308,220			17.00	2/14/2012	11,213	501,558
	98,580			7.92	3/3/2013	13,912	622,284
	70,952			18.98	2/26/2014
	68,978			24.03	2/17/2015
		56,260		31.28	2/23/2016
		47,632		37.39	2/15/2017
		41,521		55.75	2/21/2018
W. Kim Foster			—					—	—
	3,619			17.00	2/14/2012	6,380	285,377
	18,656			18.98	2/26/2014	4,772	213,452
	17,750			24.03	2/17/2015	3,712	166,038
		14,796		31.28	2/23/2016
		12,526		37.39	2/15/2017
		10,917		55.75	2/21/2018
Milton Steele			—					—	—
	12,622			18.98	2/26/2014	5,414	242,168
	15,064			24.03	2/17/2015	4,050	181,157
		12,554		31.28	2/23/2016	13,000	581,490
		10,628		37.39	2/15/2017	3,147	140,765
		9,257		55.75	2/21/2018
Theodore H. Butz			—					—	—
	37,320			17.00	2/14/2012	5,414	242,168
	27,140			7.92	3/3/2013	4,050	181,157
	15,832			18.98	2/26/2014	13,000	581,490
	15,064			24.03	2/17/2015	3,147	140,765
		12,554		31.28	2/23/2016
		10,628		37.39	2/15/2017
		9,257		55.75	2/21/2018
D. Michael Wilson			—					—	—
	9,812			19.42	2/15/2011	5,414	242,168
	15,832			18.98	2/26/2014	4,050	181,157
	15,064			24.03	2/17/2015	13,000	581,490
		12,554		31.28	2/23/2016	3,147	140,765
		10,628		37.39	2/15/2017
		9,257		55.75	2/21/2018

(1)	For the awards with an expiration date of 2/15/2011, the vesting date was 1/2/2004; for the awards with an expiration date of 2/14/2012, the vesting date was 1/2/2005; for the awards with an expiration date of 3/3/2013, the vesting date was 1/2/2006; for the awards with an expiration date of 2/26/2014, the vesting date was 2/26/2007; and for the awards with an expiration date of 2/17/2015, the vesting date was 2/17/2008.

(2)	For the awards with an expiration date of 2/23/2016, the vesting date is 2/23/2009; for the awards with an expiration date of 2/15/2017, the vesting date is 2/15/2010; and for the awards with an expiration date of 2/21/2018, the vesting date is 2/21/2011.

(3)	With respect to Mr. Walter’s award of 14,990 shares, Mr. Foster’s award of 6,380 shares, and Mr. Steele, Mr. Butz and Mr. Wilson’s awards of 5,414 shares, the vesting date is 2/23/2009. With respect to Mr. Walter’s award of 11,213 shares, Mr. Foster’s award of 4,772 shares, and Mr. Steele, Mr. Butz and Mr. Wilson’s awards of 4,050 shares, the vesting date is 2/15/2010. With respect to Mr. Walter’s award of 13,912 shares, Mr. Foster’s award of 3,712 shares, and Mr. Steele, Mr. Butz and Mr. Wilson’s awards of 3,147 shares, the vesting date is 2/21/2011. With respect to Mr. Steele and Mr. Wilson’s awards of 13,000 shares, the vesting date is 2/15/2011. With respect to Mr. Butz’s award of 13,000 shares, the vesting date is 8/16/2011.

Option Exercises And Stock Vested Table 2008
	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
(a)	(b)	(c)	(d)	(e)
William G. Walter	148,000	8,785,622	17,135	947,737
W. Kim Foster	158,837	8,700,401	7,140	394,913
Milton Steele	55,000	3,096,594	6,060	335,179
Theodore H. Butz	44,574	2,496,917	6,060	335,179
D. Michael Wilson	39,820	2,423,263	6,060	335,179

Pension Benefits Table 2008
Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
William G. Walter	Qualified Plan	34.5	1,049,572	0
	Nonqualified Plan	34.5	13,071,502	0
W. Kim Foster	Qualified Plan	30.3	829,085	0
	Nonqualified Plan	30.3	3,716,158	0
Milton Steele	Qualified Plan	31.4	889,940	0
	Nonqualified Plan	31.4	3,130,885	0
Theodore H. Butz	Qualified Plan	17.5	238,895	0
	Nonqualified	17.5	561,359	0
D. Michael Wilson	Qualified Plan	11.2	115,883	0
	Nonqualified Plan	11.2	293,262	0

(1)	All credited years of service are the actual years of service under the relevant plan.

Pension Plans

The FMC Salaried and Nonunion Hourly Employees Retirement Plan (the “Qualified Plan”) is a non-contributory defined benefit plan that is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), as a tax-qualified plan. All NEOs participate in this plan.

Under the Qualified Plan, an employee’s pension benefit is calculated based on credited company service and a final average year earnings (“FAYE”) formula. FAYE is determined using earnings from the highest 60 consecutive months out of the last 120 calendar months that immediately precede the employee’s retirement date. Eligible compensation includes base salary (see Column (c) of the

Summary Compensation Table), Annual Incentive pay (see footnote (2) to Column (g) of the Summary Compensation Table) and certain other performance payments and is subject to a statutory cap of $230,000 for 2008. However, not included are stock option gains, other equity awards and long-term performance-based cash.

Normal retirement age is 65. Benefits at normal retirement are calculated using the formula described below.

The retirement formula is 1.0% of FAYE up to the Social Security covered compensation base plus 1.5% of FAYE in excess of the Social Security covered compensation base times years of credited service (up to 35 years) plus 1.5% of FAYE times years of credited service in excess of 35. The actual benefit amount depends on the form of payment selected by the employee, i.e. individual life annuity, joint and survivor annuity or level income option. All benefits under the Qualified Plan are paid as an annuity. The amounts reflected for the Qualified Plan in the Pension Table are actuarial present values of the single life annuity that would be payable at age 62 which is the earliest age an NEO can retire without a benefit reduction. There is no Social Security offset.

Early retirement is defined as retirement from active service when an employee reaches age 55 with a minimum of ten years credited service. Messrs. Walter, Foster and Steele meet the age and service requirements to qualify for early retirement benefits as of December 31, 2008. Employees who elect early retirement receive an actuarially reduced pension. This reduction is 4% per year for each year prior to age 62. The maximum reduction is 28% (62-55 x .04) of the age 65 benefit calculation. At age 62 and older, there is no actuarial reduction in the benefit. Messrs. Foster and Steele both were under the age of 62 as of December 31, 2008 and would have received a reduced pension benefit as outlined above. Mr. Walter’s early retirement pension benefit would not have been subjected to any reduction as he reached age 62 in 2007.

The IRC limits the annual benefits that may be paid from a tax-qualified retirement plan and, as noted above, the compensation that may be taken into account in calculating those benefits. The Company has adopted supplemental arrangements to restore the benefits earned under the qualified plan formula described above, but which could not be paid under the Qualified Plan due to the IRC limits.

The Salaried Employees Equivalent Plan (the “Nonqualified Plan”) is a non-contributory retirement restoration plan. This plan represents an unfunded liability and all amounts listed in the table above are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy. All NEOs are participants in the Nonqualified Plan. These supplemental benefits are calculated using the same formula described above without regard to the IRC limits, less amounts payable under the Qualified Plan. The Nonqualified Plan amounts reflected in the Pension Benefits Table above are paid in a lump sum, six months following the employee’s retirement. There is no annuity option.

Actuarial assumptions used to determine the present value of the accumulated benefits under the Qualified Plan and Nonqualified Plan as of December 31, 2008 are as follows:

•	Present value of Qualified Plan benefit calculated as amount payable at the first unreduced age (62) using 12/31/08 FAS87 disclosure assumptions (7.0%, RP2000CH projected to 2009) and reflecting discounting of present value back to 12/31/08 using FAS87 interest only (7.0%)

•	Present value of Nonqualified Plan benefit calculated as amount payable at first unreduced age (62) using 12/31/08 FAS87 lump sum assumptions (5.5%, 417e2009) and reflecting discounting of present value back to 12/31/08 using FAS87 interest only (7.0%)

Nonqualified Deferred Compensation Table 2008
Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(3) (f)
William G. Walter	50,250	34,152	(666,455)	—	2,318,081
W. Kim Foster	27,453	18,638	(212,587)	—	938,202
Milton Steele	23,000	15,685	(362,859)	—	2,010,493
Theodore H. Butz	0	0	(172,795)	—	377,912
D. Michael Wilson	142,607	16,868	(679,313)	—	1,570,968

(1)	The amounts listed in this column are reported as compensation in the amounts stated in Column (c), Salary, of the Summary Compensation Table.

(2)	The amounts listed in this column are reported as compensation in the amounts stated in Column (i), All Other Compensation, of the Summary Compensation Table.

(3)	The amounts listed in this column include the following amounts which were reported in the Summary Compensation Table in previous years: for Mr. Walter, $869,534, for Mr. Foster, $179,951; for Mr. Steele, $783,861; for Mr. Butz, $154,471; and for Mr. Wilson, $1,302,037, plus earnings on those amounts.

The FMC Nonqualified Savings and Investment Plan (the “Nonqualified Savings Plan”) is a voluntary deferred compensation plan available to employees whose annual compensation exceeds $140,000. The Nonqualified Savings Plan mirrors the FMC Corporation Savings and Investment Plan (the “Qualified Savings Plan”), which is a tax-qualified savings plan under Section 401(k) of the IRC.

Participants in the Qualified Savings Plan are subject to certain contribution and earnings limits set under Sections 402(g) and 401(a)(17) of the IRC. The Nonqualified Savings Plan is used to facilitate the continuation of these contributions beyond the limits allowed under the Qualified Savings Plan. Employees may defer 1% to 50% of their base salaries and up to 100% of their annual incentive compensation. In 2008, the Company’s matching contribution under both plans was 80% of the amount deferred up to a maximum of 5% of eligible earnings, i.e. base salary and annual incentive paid in fiscal year 2008.

Compensation deferred under the Nonqualified Savings Plan is deemed invested by the participant in one of 25 investment choices offered to all participants. All investments, except for the FMC Stock Fund, are mutual funds, and all investments may be exchanged by the participant at any time. Earnings on investments are market earnings. There are no programs or provisions for guaranteed rates of return. Distributions under the Nonqualified Savings Plan must occur at the earlier of separation of service plus six months or at a designated time or interval set by the participant. Distributions may be in lump sum or installments as determined by the participant’s distribution election.

The Nonqualified Savings Plan is subject to certain disclosure and procedural requirements of ERISA, but as a “top hat” plan is not subject to the eligibility, vesting, accrual, funding, fiduciary responsibility and similar requirements of ERISA. This plan represents an unfunded liability and all amounts listed in the table above are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy.

Potential Payments Upon Termination or Change in Control

Change in Control Not Involving a Termination In the event of a change in control (as described below) of the Company not accompanied by the termination of an NEO’s employment, the NEO’s unvested LTI awards (restricted stock and restricted stock units, stock options, and performance-based cash components) and KMAs (restricted stock) immediately vest. The market values for each NEO’s unvested restricted stock, restricted stock units and stock option awards as of year-end 2008 are set forth in the relevant section of Column (b) of the table below. A value for each NEO’s unvested performance-based cash component as of year-end 2008 is also set forth in the relevant section of Column (b) of the table below, calculated as provided in footnote (13) to the table. In addition, if, upon a change in control, the NEO’s Annual Incentive is not yet fully earned and calculable, the Compensation and Organization Committee (the “Committee”) will determine the amount to be paid, which payment shall be made in a lump sum and shall not exceed the maximum payout for such Annual Incentive. As of December 31, 2008, each NEO’s 2008 Annual Incentive would already have been fully earned; such amounts are set forth in footnote (2) to Column (g) of the Summary Compensation Table.

Change in Control Involving a Termination Under Executive Severance Agreements with each of the NEOs, if a change in control (as described below) of the Company occurred and if, within two years of that change of control one of the following qualifying events occurred: (1) the employment of an NEO (including Mr. Walter) were terminated without cause or an NEO were to voluntarily terminate his employment because his duties, location, salary, compensation or benefits were substantially changed or reduced; or (2) in the case of Mr. Walter only, he would voluntarily terminate his employment in the thirteenth month following a change in control or his employment would otherwise cease prior to such thirteenth month due to death or disability; pursuant to an Agreement between the Company and each NEO, in addition to the benefits described in the preceding paragraph, the NEO would be entitled to the other payments or benefits set forth in Column (b) of the table below. If all or any part of the benefits set forth in Column (b) were to be subject to an excise or similar tax under Section 4999 of the IRC, the Company would pay to the NEO an additional cash amount to cover all such excise taxes.

In general, the following are considered to be changes in control: (a) a third party’s acquisition of twenty percent or more of the Company’s Common Stock; (b) a change in the majority of the Board of Directors; (c) completing certain reorganization, merger, or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (d) the complete liquidation or dissolution of the Company.

Termination not for Cause Under Executive Severance Guidelines The Company maintains Executive Severance Guidelines as approved and adopted by the Committee regarding the termination of NEOs and the payment of benefits to an NEO who is terminated for reasons other than death, disability, retirement, change in control or for cause. In the event of such a termination covered by the Guidelines, the NEO would be entitled to the payments or benefits set forth in Column (c) of the table below. Deviations from the Guidelines must be reviewed and approved by the Committee. Any NEO receiving payments or benefits pursuant to the Guidelines must sign a non-solicitation, non-compete and confidentiality agreement as a condition to the payment of any benefit under the Guidelines.

Termination in the Event of Retirement The table below also describes the benefits that an NEO would have received had he retired on December 31, 2008, provided such NEO were eligible to retire as of such date.

Termination Under Certain Other Circumstances

Death or Disability In the event of termination upon death or disability, an NEO is eligible for benefits in programs available to US salaried employees generally, as well as a supplemental disability benefit (in the event of disability) and a surviving spouse benefit under the nonqualified deferred compensation plan (in the event of death). The supplemental disability benefit is an insured product intended to provide NEOs with additional disability benefits above the benefit level provided under the Company’s group disability plan. The supplemental plan, in conjunction with the Company’s group plan, will yield up to 70% of an NEO’s annual salary with a maximum monthly benefit of $25,000. In addition, such NEO’s outstanding unvested equity awards (restricted stock, restricted stock units and stock options)

would vest immediately, with the stock option awards expiring no later than five years after such death or disability. The market value for each NEO’s unvested restricted stock, restricted stock units and stock option awards as of year-end 2008 is set forth in the relevant section of Column (b) of the table below. Further, any outstanding performance-based cash awards would remain in force, with payment contingent upon the applicable performance measures being met. A value for each NEO’s unvested performance-based cash component as of year-end 2008 is also set forth in the relevant section of Column (b) of the table below, calculated as follows: (i) for outstanding awards granted prior to 2008, based on the performance measures met as of December 31, 2008 and assuming a payout at target for the remaining years of the applicable three year cycles and (ii) for outstanding awards granted in 2008, assuming a payout at target.

Resignation or Termination for Cause In the event of the resignation of an NEO or termination for cause, all outstanding unvested equity awards (restricted stock, restricted stock units and stock options) and performance-based cash awards would be cancelled. If the NEO is terminated for cause, the vested stock option awards would expire immediately.

Potential Payments Upon Termination or Change in Control
Benefit and Name (a)	Change in Control Involving a Termination (b)	Executive Severance Guidelines (c)	Retirement (3) (d)
Base Salary and Annual Incentive	(1)	(2)	N/A
William G. Walter	$8,312,138	$2,537,500
W. Kim Foster	$3,155,043	$1,068,047
Milton Steele	$2,700,768	$891,250
Theodore H. Butz	$2,015,547	$819,429
D. Michael Wilson	$2,231,859	$819,429
Transition Benefits (4)			N/A
William G. Walter	$137,596	$137,596
W. Kim Foster	$93,005	$93,005
Milton Steele	$84,231	$84,231
Theodore H. Butz	$80,666	$80,666
D. Michael Wilson	$80,666	$80,666
Restricted Stock/Units	(5)	(6)
William G. Walter	$1,794,344	$1,112,617	$1,794,344	(7)
W. Kim Foster	$664,867	$446,087	N/A	(8)
Milton Steele	$1,145,580	$645,039	N/A	(8)
Theodore H. Butz	$1,145,580	$572,353	N/A
D. Michael Wilson	$1,145,580	$645,039	N/A
Stock Options	(9)	(10)
William G. Walter	$1,106,597	$756,978	$649,036	(11)
W. Kim Foster	$291,021	$199,080	N/A	(12)
Milton Steele	$246,923	$168,914	N/A	(12)
Theodore H. Butz	$246,923	$168,914	N/A
D. Michael Wilson	$246,923	$168,914	N/A
Performance-Based Cash Component	(13)	(14)
William G. Walter	$3,075,451	$2,356,284	$2,356,284	(14)
W. Kim Foster	$808,763	$619,663	N/A	(15)
Milton Steele	$686,238	$525,838	N/A	(15)
Theodore H. Butz	$686,238	$525,838	N/A
D. Michael Wilson	$686,238	$525,838	N/A
Welfare Benefits	(16)	(17)	N/A
William G. Walter	$113,013	$47,089
W. Kim Foster	$77,780	$32,408
Milton Steele	$59,106	$24,627
Theodore H. Butz	$53,935	$22,473
D. Michael Wilson	$50,891	$21,205
Pension Enhancement	(18)	(19)	N/A
William G. Walter	$1,430,367
W. Kim Foster	$979,232
Milton Steele	$717,482
Theodore H. Butz	$124,541	$526,052
D. Michael Wilson	$99,535
Excise Tax Gross Up		N/A	N/A
William G. Walter	$0
W. Kim Foster	$0
Milton Steele	$0
Theodore H. Butz	$0
D. Michael Wilson	$0
Total
William G. Walter	$15,969,506	$8,932,864	$4,799,664
W. Kim Foster	$5,954,406	$2,976,663	N/A
Milton Steele	$5,543,316	$2,774,493	N/A
Theodore H. Butz	$4,256,418	$2,715,725	N/A
D. Michael Wilson	$4,444,680	$2,663,396	N/A
See footnotes on next page

(1)	With respect to base salary and annual incentive, the amount shown is equal to three times the sum of base salary plus annual incentive, calculated by using the higher of the target annual incentive award or the average of the actual annual incentive awards in the previous two years.

(2)	With respect to base salary and annual incentive, the amount shown is equal to the sum of fifteen months of base salary plus target annual incentive.

(3)	On December 31, 2008, Mr. Walter would be eligible for early retirement with an unreduced pension benefit (for those age 62 and older) and Messrs. Foster and Steele would be eligible for early retirement with a reduced pension benefit (for those age 55 through 61). Messrs. Butz and Wilson would not be eligible to retire.

(4)	The transition benefits consist of outplacement ($40,000), earned and accrued vacation (assuming one year’s entitlement accrued), and financial and tax planning.

(5)	The amount shown is the market value of the unvested restricted stock/units based on the stock price on December 31, 2008.

(6)	A prorated number of shares in respect of unvested restricted stock/unit awards vests based on the amount of time left in the vesting period as of the date of termination and the amount shown is the market value of these restricted stock/units based on the stock price on December 31, 2008.

(7)	Upon normal retirement or early retirement at age 62 or older, all unvested restricted stock/units remain in force, except unvested Key Manager Awards, which are cancelled. The amount shown is the market value of the unvested restricted stock/units based on the stock price at December 31, 2008. Only Mr. Walter was eligible for such early retirement as of December 31, 2008.

(8)	Upon early retirement prior to age 62, all unvested restricted stock/units are cancelled.

(9)	All unvested options vest immediately. The amount shown is the market value of the unvested stock options based on the difference between the exercise price and the stock price at December 31, 2008. Please note, however, that the ultimate value of the foregoing options will depend on the stock price on the date of exercise.

(10)	The NEO has the right to retain stock options that would have vested on their own terms within one year from the date of termination, with the right to exercise such options until twelve months after they vest, as well as the right to exercise vested options until twelve months after termination. The amount shown is the market value of these unvested options based on the difference between the exercise price and the stock price at December 31, 2008. Please note, however, that the ultimate value will depend on the stock price on the date of exercise.

(11)	Upon normal retirement or early retirement at age 62 or older, all unvested options remain in force. Vested options expire depending on when granted – all vested options granted prior to April 1997 remain exercisable until the expiration date; those granted after April 1997, as well as any unvested options, remain exercisable until the earlier of the expiration date or five years following retirement. The amount shown is the market value of the outstanding unvested stock options based on the difference between the exercise price and the stock price at December 31, 2008. Please note, however, that the ultimate value will depend on the stock price on the date of exercise.

(12)	Upon early retirement prior to age 62, all unvested options are cancelled. Vested options expire depending on when granted – all vested options granted prior to April 1997 remain exercisable until the expiration date; those granted after April 1997 remain exercisable until the earlier of the expiration date or five years following early retirement.

(13)	The unvested performance-based cash is payable in a lump sum calculated as follows: (i) for outstanding awards granted prior to 2008, based on the performance measures met as of December 31, 2008 and assuming a payout at target for the remaining years of the applicable three year cycles; and (ii) for outstanding awards granted in 2008, assuming a payout at target.

(14)	Upon termination under the Executive Severance Guidelines, normal retirement, or early retirement at age 62 or older, a prorated portion of the performance-based cash awards vests. The value for this prorated portion is determined by the period of time left in the three year cycle as of the date of termination and calculated as follows: (i) for outstanding awards granted prior to 2008, based on the performance measures met as of December 31, 2008 and assuming a payout at target for the remaining years of the applicable three year cycles; and (ii) for outstanding awards granted in 2008, assuming a payout at target. In both cases this amount will be paid in a lump sum after the end of the normal three year cycle.

(15)	Upon early retirement prior to age 62, all unvested performance-based cash awards are cancelled.

(16)	Welfare benefits of health care, life insurance and disability insurance continue for three years. The amounts shown are the estimated cost to the Company for such benefits during the period.

(17)	Welfare benefits of health care, life insurance and disability insurance continue for 15 months. The amounts shown are the estimated cost to the Company for such benefits during the period.

(18)	Three additional age/service years are credited under the Nonqualified Plan. The amounts shown are valued on an early retirement basis in cases where the NEO is not yet eligible for normal retirement.

(19)	The Rule of 65 is applied under the Executive Severance Guidelines when termination is the result of a job elimination in connection with an organizational change. It provides that when age plus years of service total 65, provided he has at least five years of service, the NEO is entitled to an early retirement benefit equal to his normal retirement benefit reduced by 4% for each year his actual age is less than 62. A value is provided in this column with respect to the Rule of 65 benefit only for Mr. Butz, because Messrs. Walter, Foster and Steele are already early retirement eligible and therefore would not need to take advantage of such Rule given their respective ages and service credits as of December 31, 2008, and Mr. Wilson would not reach a total of 65 under the Rule given his age and service credits.

In addition to the foregoing, each NEO would retain his vested options set forth in Column (b) of the Outstanding Equity Awards at Fiscal Year-End Table 2008, subject to the expiration provisions set forth in footnotes (10-12) above. Each NEO would also be paid his Annual Incentive for 2008 (see footnote (2) to Column (g) of the Summary Compensation Table), and the aggregate benefits accrued by the NEO in the nonqualified defined contribution plan set forth in Column (f) of the Nonqualified Deferred Compensation Table, payable in a lump sum or installments commencing six months after cessation of employment, or at a designated time or interval specified by the NEO. Further, the NEO would be entitled to his accumulated benefit under the nonqualified defined benefit plan, payable in a lump sum at the later of six months after cessation of employment or attainment of age 55. For Mr. Walter, who is eligible for early retirement with an unreduced pension benefit, and Messrs. Foster and Steele, who are eligible for early retirement with a reduced pension benefit, the present value of this benefit (assuming cessation of employment on December 31, 2008 and payment of the lump sum on July 1, 2009) is $14,980,172 for Mr. Walter, $4,674,816 for Mr. Foster and $3,843,126 for Mr. Steele. For Messrs. Butz and Wilson, who are not currently eligible for early retirement, the present value of this benefit (assuming cessation of employment on December 31, 2008 and payment of the lump sum upon attainment of age 55) is $484,444 for Mr. Butz and $253,081 for Mr. Wilson. These are the same nonqualified pension benefits disclosed above in the table entitled “Pension Benefits Table 2008;” the amounts described in this paragraph differ from the present values reflected in Column (d) of the Pension Benefits Table because, under applicable SEC rules, the Pension Benefits Table values are calculated using different interest rates and without regard to early retirement adjustments otherwise applicable under the plan.

Compensation and Organization Committee Report

This Compensation and Organization Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.

The preceding report has been furnished by the following members of the Compensation and Organization Committee:

Edward J. Mooney, Chairman

C. Scott Greer

Paul J. Norris

Enrique J. Sosa

VII. Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC, initial reports of ownership and reports of changes in beneficial ownership of Common Stock. Executive officers, directors and greater than ten percent shareholders (collectively, the “Reporting Persons”) are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of forms filed with the SEC and information provided by Reporting Persons to the Company, it is believed that all Section 16(a) requirements were fully met by all Reporting Persons with respect to the year ended December 31, 2008.

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

During the past year, the Audit Committee met six times, including telephonic meetings, to discuss quarterly results and other matters. In carrying out its duties, the Committee has:

•	Reviewed and discussed the audited consolidated financial statements with management and KPMG, the company’s independent registered public accounting firm;

•	Discussed with KPMG the matters required to be discussed by auditing standards that govern communications with audit committees;

•	Discussed various matters with KPMG related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company management, and all other material written communications between KPMG and management;

•	Received the written disclosures and the letter from KPMG as required by The Public Company Accounting Oversight Board, and has confirmed with KPMG its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The preceding report has been furnished by the following members of the Audit Committee:

G. Peter D’Aloia, Chairman

Patricia A. Buffler

Edward J. Mooney

Robert C. Pallash

Enrique J. Sosa

Vincent R. Volpe, Jr.

Expenses Relating to this Proxy Solicitation

The Company will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, Company officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. The Company also expects to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Company stock and obtaining the proxies of those owners. The Company has not engaged a solicitation firm in connection with this proxy solicitation.

Andrea E. Utecht

Vice President,

General Counsel and Secretary

FMC Corporation

1735 Market Street

Philadelphia, PA 19103

Notice of

Annual Meeting of Stockholders

April 28, 2009

and Proxy Statement

FMC Corporation

FMC CORPORATION 1735 MARKET STREET PHILADELPHIA, PA 19103

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FMCRP1 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FMC CORPORATION

The Board of Directors recommends a vote FOR the listed nominees.

1.   Election of four Directors (nominees 1 - 4) to serve in Class II for a three-year term expiring in 2012, and election of one Director (nominee 5) to serve in Class III for a one-year term expiring in 2010 as set forth in the Proxy Statement.

Nominees:		For	Against	Abstain

1a.	Patricia A. Buffler	☐	☐	☐

1b.	G. Peter D’Aloia	☐	☐	☐

1c.	C. Scott Greer	☐	☐	☐

1d.	Paul J. Norris	☐	☐	☐

1e.	Dirk A. Kempthorne	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposal:					For	Against	Abstain

2. Ratification of the Appointment of Independent Registered Public Accounting Firm.					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears hereon, if the stock is registered in the names of two or more persons each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign stating such officer’s title. If the signer is a partnership, please sign the partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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FMCRP2

PROXY

FMC CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints W. Kim Foster and Andrea E. Utecht, and each of them, proxy for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side of this proxy, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Corporation to be held at 2:00 P.M., Tuesday, April 28, 2009, at the Top of the Tower, 1717 Arch Street, 50 th Floor, Philadelphia, Pennsylvania or any adjournments or postponements thereof.

If shares of FMC Corporation common stock are held for the account of the undersigned under any employee plan that grants to the undersigned the right to direct the voting of such shares (each such plan being referred to as a “Plan”), then the undersigned hereby directs the trustee of each Plan to vote all shares of FMC Corporation common stock in the undersigned’s account under such Plan at the Annual Meeting, or any adjournments or postponements thereof, in the manner indicated on the reverse side of this proxy, and in the discretion of the trustee, as to any other matter that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 or, if you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 24, 2009 how to vote these shares, or (if you vote on some but not all proposals), the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote these undirected shares in proportion to the votes received from other participants, and in the case of other employee plans, vote these shares in the trustee’s discretion, except to the extent that the plan or applicable law provides otherwise.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE